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                                                                      Exhibit 23

                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Aetna Inc.:


We consent to incorporation by reference in the Registration Statements (No. 333-54046 on Form S-3, and No. 333-52120, No. 333-52122, and No. 333-52124 on
Form S-8) of Aetna Inc. of our reports dated January 29, 2001 relating to the consolidated balance sheets of Aetna Inc. and Subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of income, shareholders' equity and cash flows and related schedules for each of the years in the three-year period ended December 31, 2000, which reports appear in or are incorporated by reference in the December 31, 2000 Annual Report on Form 10-K of Aetna Inc.



Hartford, Connecticut
February 23, 2001